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BARRISTER GLOBAL SERVICES NETWORK, INC.

                                                                  EXHIBIT NO. 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Barrister Global Services Network, Inc.
(formally Barrister Information Systems Corporation)


We consent to the incorporation by reference in the registration statements (Nos. 33-8749 and 333-89947) on Form S-8 and registration statement (No. 333-3701) on Form S-3 of Barrister Global Services Network, Inc. of our report dated June 26, 2000, relating to the balance sheets of Barrister Global Services Network, Inc. as of March 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related schedule, which reports appear in the March 31, 2000 annual report on Form 10-K of Barrister Global Services Network, Inc.

/s/KPMG LLP
Buffalo, New York
June 29, 2000